Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Southern National Bancorp of Virginia, Inc.

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-189730 and 333-166511) of Southern National Bancorp of Virginia, Inc. of our reports, dated March 13, 2015, related to the consolidated balance sheets of Southern National Bancorp of Virginia, Inc. and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in Southern National Bancorp of Virginia, Inc.'s 2014 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
March 13, 2015